Exhibit 99.1

PCTEL Increases Quarterly Dividend From $.03 to $.035

$.14 Annual Dividend Represents 2.25 Percent Yield

Bloomingdale, IL – November 16, 2012 – PCTEL, Inc. (NASDAQ: PCTI), a leader in simplifying wireless and site solutions for private and public networks, announced today that the PCTEL Board of Directors had approved a 16.6 percent increase in the company’s regular quarterly dividend to $0.035 per share on its common stock. The quarterly dividend had been $.03 per share. This dividend will be payable on February 15, 2013 to shareholders of record at the close of business on February 8, 2013.

“We have confidence in the company’s future, its forecasted cash flow, and our ability to generate earnings growth,” said Marty Singer, PCTEL’s Chairman and CEO. “Our dividend program coupled with our purchase of over eight (8) million shares of PCTEL stock demonstrates our commitment to returning value to our shareholders,” added Singer.

About PCTEL

PCTEL, Inc. (NASDAQ: PCTI), develops antenna, scanning receiver, and engineered site solutions for public and private networks. The company’s SeeGull® scanning receivers, SeeHawk® visualization tool, and Clarify® system measure and analyze wireless signals for efficient cellular network planning, deployment, and optimization. PCTEL develops and supports scanning receivers for LTE, TD-LTE, EV-DO, CDMA, WCDMA, TD-SCDMA, GSM, and WiMAX networks.

PCTEL’s MAXRAD®, Bluewave™ and Wi-Sys™ antenna solutions address private network, public safety, and government applications. PCTEL develops and delivers high-value YAGI, Land Mobile Radio, WiFi, GPS, In-Tunnel, Subway, and broadband antennas (parabolic and flat panel). The company’s vertical markets include SCADA, Health Care, Smart Grid, Precision Agriculture, Indoor Wireless, Telemetry, Off-loading, and Wireless Backhaul. PCTEL Connected Solutions™ designs and delivers Site Solutions for private and public wireless, data, and communication applications. PCTEL Connected Solutions™ utilizes specialized towers, enclosures, fiber optic panels, fiber jumper cables and a wide array of its TowerWorx™ and TelWorx™ products to deliver engineered site solutions. PCTEL Secure focuses on Android mobile platform security. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites www.pctel.com, www.antenna.com, www.antenna.pctel.com, www.rfsolutions.pctel.com, www.connectedsolutions.pctel.com, www.towerworx.com, www.wirelesstesting.com or www.pctelsecure.com

PCTEL Safe Harbor Statement

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s future financial performance and expectations regarding growth and expansion are forward-looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the wireless products business and the ability to implement new technologies and obtain protection for the related intellectual property. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116